UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008

UAL Corporation

(Exact name of registrant issuer as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

77 West Wacker Drive, Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 25, 2008, UAL Corporation (together with its consolidated subsidiaries, the “Company”), the holding company whose primary subsidiary is United Air Lines, Inc. (“United”), provided an investor update related to its financial and operational outlook for the fourth quarter of 2008. A copy of the investor update is attached as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Credit Card Processing Agreement Amendment

United has entered into an amendment (the “Amendment”) to its largest credit card processing agreement (the “Processing Agreement”) that suspends until January 20, 2010 the requirement for United to post or maintain additional cash reserves (above the current $25 million) with the processor if United’s balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the Processing Agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement.

United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements will go back into effect. As previously reported, under these prior arrangements United’s current $25 million cash reserve held under the Processing Agreement would increase to 15% of relevant advance ticket sales if United’s balance of unrestricted cash, cash equivalents and short-term investments fell below $2.5 billion, 25% of relevant advance ticket sales if the balance fell below $2.0 billion, and 50% of relevant advance ticket sales if the balance fell below $1.0 billion.

Updated Fuel Hedging Information

In October 2008, the Company began modifying its fuel hedge portfolio by purchasing put option contracts, which effectively cap losses related to further oil price declines for this portion of the hedge portfolio. As of November 24, 2008, the Company has purchased puts covering 92% of its November and December, 2008 sold put exposure at $60 per barrel and 57% of its 2009 sold put exposure at $54 per barrel.

The table below outlines the Company’s estimated collateral provisions at various crude oil prices, based on the hedge portfolio as of November 24, 2008:

Price of Crude Oil, in Dollars per Barrel:	Approximate Change in Cash Collateral For Each $5 per Barrel Change in the Price of Crude Oil

Above $115	No Collateral Required

Above $70, but Below $115	$85 million

Above $50, but Below $70	$75 million

Below $50	$55 million

For example, using the table above, at an illustrative $80 per barrel the Company’s required collateral provision to its derivative counterparties would be approximately $595 million.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	UAL Investor Update dated November 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Kathryn A. Mikells
Name:	Kathryn A. Mikells
Title:	Senior Vice President and Chief Financial Officer

Date: November 25, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	UAL Investor Update dated November 25, 2008